Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Amentum Holdings, Inc. for the registration of 90,053,486 shares of its common stock and to the incorporation by reference therein of our report dated December 17, 2024 (except for Note 19, as to which the date is March 7, 2025), with respect to the consolidated financial statements of Amentum Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended September 27, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tysons, Virginia
October 1, 2025
II-1